UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2011

EBIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-15946	77-0021975
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Concourse Parkway, Suite 3200, Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 281-2020

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Business Acquisition

On February 7, 2011 Ebix, Inc. (“Ebix” or the “Company”) closed the merger of Atlanta, Georgia based A.D.A.M., Inc. (or “ADAM”) with a wholly owned subsidiary of Ebix. Under the terms of the merger agreement, ADAM shareholders received, at a fixed exchange ratio, 0.3122 shares of Ebix common stock for every share of ADAM common stock. Ebix issued approximately 3,650,914 shares of Ebix common stock pursuant to the merger. This issuance of shares increased the Company’s diluted common share count to approximately 42,068,000 shares. In addition Ebix paid approximately $944 thousand in cash for unexercised options.

In a special shareholder meeting, ADAM shareholders overwhelmingly supported the merger with 99.4% of the total ADAM shareholders’ votes cast approving the issuance of shares in the merger. As of the close of trading on February 7, 2011, ADAM’s stock no longer trades on the NASDAQ stock market.

ADAM is a leading provider of health information and benefits technology solutions in the United States.

A copy of the press release, dated February 8, 2011, announcing the acquisition of ADAM is attached to this Form 8-K, as Exhibit 99.1.

Item 9.01 Exhibits

99.1: Press Release, dated February 8, 2011, as issued by Ebix, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBIX, INC.

	By:	/s/ Robert Kerris

Robert Kerris
Chief Financial Officer
and Corporate Secretary

February 10, 2011